THE SINGING MACHINE COMPANY, INC.
                            -------------------------
                             SENIOR PROMISSORY NOTE

$2,000,000                                                         MARCH 8, 2006

      The Singing Machine Company, Inc., a Delaware corporation ("Maker"), hereby promises to pay to Ever Solid, Limited., a Hong Kong registered company ("Holder"), at the Shing Dao Industrial Bldg., 5/F, 232 Aberdeen Main Road, Hong Kong, or at such other address as may be specified by Holder, the principal sum of Two Million Dollars and no cents ($2,000,000 USD) if paid within forty-eight
(48) hours of the closing of that certain Stock Purchase Agreement dated February 21, 2006 by and between Singing Machine, Inc., and koncepts International Limited a Hong Kong registered company ("koncepts") ("Stock Purchase Agreement"). If, however, the Stock Purchase Agreement fails to close for whatever reason, Maker shall make payment to Holder of all principal and interest then owing on or before September 8, 2006, in lawful money of the United States of America.

      Absent an event of default, the principal indebtedness evidenced by this Senior Note shall earn interest at the rate of eight percent (8%) per annum. Principal and interest shall be paid in one installment on the earlier of: (a) September 8, 2006, or (b) within forty-eight (48) hours of the closing of the Stock Purchase Agreement. This Note may be prepaid in full, but not in part, at any time without penalty.

      The principal amount of this Senior Note is "Senior Indebtedness" as defined in the Bridge Loan Agreement dated the date hereof among Maker and Holder. This Senior Note is also secured by a consensual and perfected "broad form" UCC-1 filing secured by all of the assets of Maker, both foreign and domestic, such that Lender shall be deemed a consensual secured lender in the event of either a voluntary or non-voluntary filing by or against Maker under United States Code Title 11 or any similar state or federal statute. In this regard Maker shall promptly execute such documents as Lender may reasonably request from time to time so as to perfect its position as a secured lender to Maker.

      Maker hereby waives presentment, protest, demand or notice of any kind in connection with any failure to pay when due the indebtedness evidenced by this Note. If Maker fails to pay the indebtedness when due, Maker agrees to pay Holder's reasonable legal fees and expenses incurred in connection with the enforcement of this Note.

      Regardless of the place of its execution, this Note shall be construed in accordance with the laws of the State of California.

                                        THE SINGING MACHINE COMPANY, INC.,
                                        A DELAWARE CORPORATION

                                        By: /s/ Yi Ping Chan
                                            ------------------------------------
                                            Yi Ping Chan, Interim - CEO